Report of Independent Accountants

To the Board of Trustees of Diversified Investors
Funds Group and Shareholders of the Money
Market Fund, High Quality Bond Fund,
Intermediate Government Bond Fund, Core
Bond Fund, Balanced Fund, Value & Income
Fund, Growth & Income Fund, Equity Growth
Fund, Mid-Cap Value Fund, Mid-Cap Growth
Fund, Small-Cap Value Fund, Special Equity
Fund, Small-Cap Growth Fund, Aggressive
Equity Fund, High Yield Bond Fund, International
Equity Fund, Stephens Intermediate Bond Fund and Stock Index Fund:

In planning and performing our audits of the financial statements of the Money Market
Fund, High Quality Bond Fund, Intermediate
Government Bond Fund, Core Bond Fund,
Balanced Fund, Value & Income Fund,
Growth & Income Fund, Equity Growth
Fund, Mid-Cap Value Fund, Mid-Cap
 Growth Fund, Small-Cap Value Fund,
Special Equity Fund, Small-Cap
Growth Fund, Aggressive Equity
Fund, High Yield Bond Fund,
International Equity Fund, Stephens
Intermediate Bond Fund and Stock
Index Fund (collectively, the "Funds";
eighteen of the funds constituting the
Diversified Investors Funds Group)
for the year ended December 31, 2003,
we considered their internal control,
including control activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.  Those controls include the
safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
New York, New York
February 26, 2004